Exhibit 12 - Computation of Ratios

Quad City Holdings, Inc.
Calculation of earnings to fixed charges

                                                                    Jun-02   Jun-01   Jun-00   Jun-99   Jun-98
                                                                    ------------------------------------------
Earnings before income taxes ....................................    4,277    3,556    4,426    4,079    4,071
Add: preferred dividends on a pretax basis ......................       --       --       --       --       --
Add: fixed charges ..............................................   13,389   16,979   13,552   11,269    8,437
                                                                    ------------------------------------------

Earnings including interest expense on deposits (1) .............   17,666   20,535   17,978   15,348   12,508
Less: interest expense on deposits ..............................    8,895   13,022   10,125    9,010    6,971
                                                                    ------------------------------------------

Earnings excluding interest expense on deposits (2) .............    8,772    7,512    7,853    6,338    5,537

Fixed charges:
   Interest expense on deposits .................................    8,895   13,022   10,125    9,010    6,971
   Interest expense on borrowings ...............................    3,976    3,590    3,163    2,017    1,371
   Portion of rents representative of interest factor ...........      519      367      264      242       95
                                                                    ------------------------------------------

Fixed charges including interest expense on deposits (3) ........   13,389   16,979   13,552   11,269    8,437
Less interest expense on deposits ...............................    8,895   13,022   10,125    9,010    6,971

                                                                    ------------------------------------------
Fixed charges excluding interest expense on deposits (4) ........    4,494    3,957    3,427    2,259    1,466
                                                                    ==========================================

Rents ...........................................................      796      615      451      430      176
Portion of rents representative of interest factor ..............      519      367      264      242       95

Ratio of earnings to fixed charges and preferred stock dividends:
   Excluding interest expense on deposits ( (2)/(4) ) ...........     1.95     1.90     2.29     2.81     3.78
   Including interest expense on deposits ( (1)/(3) ) ...........     1.32     1.21     1.33     1.36     1.48
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